EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     This unaudited pro forma condensed consolidated statement of operations has been prepared from the consolidated financial statements of Waste Services, Inc. and the financial statements of the South Florida Market (Divisions of Allied Waste Industries, Inc.) (“Allied” or “Allied Waste”). You should read this unaudited pro forma condensed consolidated statement of operations in conjunction with the consolidated financial statements of Waste Services, Inc. and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our annual report for 2006 on Form 10-K filed on March 6, 2007 as well as our interim reports on Form 10-Q for the quarter ended March 31, 2007, filed on April 26, 2007,and the quarter ended June 30, 2007, filed on July 26, 2007.
     In March 2007 we completed transactions to acquire Allied Waste’s South Florida operations and to sell our Arizona operations to Allied Waste. The South Florida operations consist of a collection company, a transfer station and a materials recovery facility, all providing service to Miami-Dade County. The total purchase price of Allied Waste’s South Florida operations was $68.4 million and consisted of $15.9 million in cash and $52.5 million through the sale of our Arizona operations to Allied Waste.
     The unaudited pro forma condensed consolidated statement of operations has been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2006:
•	Acquisition of Allied Waste’s hauling, transfer station and recycling operations in Miami, Florida.

•	Interest on the additional draw on our revolving credit facility.

•	Tax effects of the foregoing events
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed consolidated statement of operations.
     The unaudited pro forma condensed consolidated statement of operations should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
For the Three Months Ended March 31, 2007

		Allied	Allied
	Actual	Operations	Adjustments			Pro Forma
Revenue	$103,272	$16,377	$—			$119,649

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	68,077	12,075	(127)	(a	)	80,025
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	14,950	1,283	—			16,233
Depreciation, depletion and amortization	12,593	579	1,243	(b	)	14,498
			83	(a	)
Foreign exchange gain and other	(423)	—	—			(423)

Income from operations	8,075	2,440	(1,199)			9,316
Interest expense (income)	9,745	(1,487)	1,487	(c	)	10,105
			360	(d	)

Income (loss) from continuing operations before income taxes	(1,670)	3,927	(3,046)			(789)
Income tax provision	1,737	1,571	(1,571)	(e	)	1,843
			106	(f	)

Net income (loss) from continuing operations	$(3,407)	$2,356	$(1,581)			$(2,632)

Basic and diluted loss from continuing operations per share:
Loss from continuing operations per share — basic and diluted	$(0.07)					$(0.06)

Weighted average common shares outstanding — basic and diluted	45,972					45,972

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands)
     The following table reflects the preliminary allocation of purchase price based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

Purchase price:
Cash	$15,882
Sale of assets to Allied Waste	52,497

Total purchase price	68,379

Allocated as follows:
Working capital assumed:
Cash and cash equivalents	1
Accounts receivable	7,501
Prepaid expenses and other current assets	290
Accrued expenses and other current liabilities	(4,156)

Net working capital	3,636
Property and equipment.	13,078

Net fair value of assets acquired and liabilities assumed	16,714

Excess purchase price to be allocated	$51,665

Allocated as follows:
Goodwill	$15,886
Other intangible assets	35,779

Total allocated	$51,665

     The allocation of purchase price is considered preliminary until we have acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain all the necessary information will vary, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods
     The following notes describe the pro forma adjustments reflected in, and form an integral part of, the unaudited pro forma condensed consolidated statement of operations.
a)	Reflects the removal of rent expense from cost of operations for trucks and containers; leased by Allied Waste’s South Florida operations from other subsidiaries of Allied Waste. These trucks and containers were acquired as part of the acquisition of Allied Waste’s Miami assets. Rent expense being removed was $0.1 million for the quarter ended March 31, 2007. Depreciation relating to the assets being acquired was $0.1 million for the quarter ended March 31, 2007.

b)	Reflects the amortization of intangible assets exclusive of goodwill, based on an estimate of intangible values. These intangible assets include customer relationships and non-solicitation covenants and are amortized over the life of the expected benefit to be received by such intangibles, which approximates to between 10 and 20 years and the amortization for the quarter ended March 31, 2007 is approximately $1.2 million.

c)	Reflects removal of intercompany interest income of $1.5 million for the quarter ended March 31, 2007.

d)	Reflects interest expense for the quarter ended March 31, 2007 of $0.4 million related to the draw on our revolving credit facility used to part fund the acquisition of Allied Waste’s Miami assets. The rate used in the pro forma adjustment as of January 1, 2007

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands)
was 9.07%. We are exposed to variable interest rates under our revolving credit facility, based on a spread over base rate or Eurodollar loans as defined. A 12.5 basis point increase in base interest rates would increase interest expense by less than $0.1 million for the quarter ended March 31, 2007.

e)	Reflects the elimination of U.S. income taxes otherwise payable as a result of the previous pro forma adjustments. We have not assumed any additional benefit of the tax losses attributable to the pro forma adjustments because we do not expect to benefit from such losses at this time.

f)	Reflects the provision for deferred taxes for the temporary differences related to amortizing goodwill for tax purposes.

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